EXHIBIT 10.1

LIMITED PARTNERSHIP AGREEMENT
OF
RXR VAF III 1285 CO-INVESTOR PARALLEL LP

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THE INTERESTS ISSUED UNDER THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR REGISTERED OR QUALIFIED UNDER THE APPLICABLE STATE SECURITIES LAWS, IN RELIANCE UPON EXEMPTIONS FROM REGISTRATION AND QUALIFICATION PROVIDED IN THE SECURITIES ACT AND THE APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND QUALIFICATION OR REGISTRATION UNDER THE APPLICABLE STATE SECURITIES LAWS, OR AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER THAT SUCH REGISTRATION OR QUALIFICATION IS NOT REQUIRED.
IN ADDITION, THE INTERESTS ISSUED UNDER THIS AGREEMENT MAY BE SOLD OR TRANSFERRED ONLY IN COMPLIANCE WITH THE RESTRICTIONS ON TRANSFER SET FORTH HEREIN.

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LIMITED PARTNERSHIP AGREEMENT

OF

RXR VAF III 1285 CO-INVESTOR PARALLEL LP

LIMITED PARTNERSHIP AGREEMENT, (the “Agreement”) dated as of May 20, 2016, of RXR VAF III 1285 Co-Investor Parallel LP, a Delaware limited partnership (the “Partnership”) having an address at c/o RXR Realty LLC, 625 RXR Plaza, Uniondale, NY 11556, by and among RXR VAF III 1285 GP LP, a Delaware limited partnership (the “General Partner”), and any persons admitted to the Partnership in accordance with the terms of this Agreement as limited partners (each, a “Limited Partner”). The Limited Partners of the Partnership and the General Partner are hereinafter sometimes referred to collectively as the “Partners” and each of them individually as a “Partner.” Certain capitalized terms used herein are defined in Article II.
Background

WHEREAS, the General Partner formed the Partnership pursuant to the provisions of the Delaware Revised Uniform Limited Partnership Act, as amended from time to time (the “Act”), by causing the Certificate of Limited Partnership of the Partnership to be filed with the Delaware Secretary of State on May 18, 2016, pursuant to Section 17-201 of the Act (as may be amended or restated from time to time hereafter, the “Certificate of Limited Partnership”);
WHEREAS, the Partnership will own certain indirect interests in the real property commonly known as 1285 Avenue of the Americas (the “Investment”); and
WHEREAS, the Partners desire to be admitted to the Partnership and to set forth the terms, covenants and conditions governing or pertaining to the Partnership, as hereinafter provided in this Agreement.
NOW, THEREFORE, in consideration of the promises and the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I

GENERAL PROVISIONS
1.01. Formation of the Partnership. The Partners hereby agree to form and maintain a Limited Partnership pursuant to the Act and this Agreement. The General Partner shall have the authority (i) to execute, file and record any amendments to, or restatements of, the Certificate of Limited Partnership, any fictitious name certificates and/or other documents to comply with the laws of the State of Delaware, and any other jurisdiction in which the Partnership shall carry on its business and (ii) to designate and authorize any third party who need not be a Partner of the Partnership to execute, file and record any such amendments, restatements, certificates and/or other documents.

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1.02. Name and Principal Office of the Partnership. The Partnership shall be conducted under the name of RXR VAF III 1285 Co-Investor Parallel LP, or any other name the General Partner may determine. Its principal office shall be located at c/o RXR Realty LLC, 625 RXR Plaza, Uniondale, NY 11556, or at such other places within the United States as the General Partner may determine.
1.03. Business of the Partnership.
(a)    The business and purposes of the Partnership shall be to (i) acquire, own, finance, refinance and manage equity interests in RXR VAF III 1285 Vehicle LP, which owns certain indirect interests in the Investment and (ii) do such other acts as the General Partner may deem necessary or advisable in connection with the foregoing.
(b)    In order to carry out the business and purposes set forth in Section 1.03(a) hereof, the Partnership shall have the power to do all and everything necessary, suitable or proper for the accomplishment of or in furtherance of any of the purposes set forth herein, and to do every other act or acts, thing or things, incidental or appurtenant to or arising from or connected with any of such purposes.
(c)    The Partnership shall not engage in any business other than as provided in this Section 1.03.
1.04. Term of the Partnership. The term of the Partnership (the “Term”) commenced effective upon the filing of the Certificate of Limited Partnership of the Partnership with the Delaware Secretary of State on May 18, 2016 and shall continue in full force and effect until the earlier of:
(a)    the date that the Partnership is dissolved in accordance with the provisions of Article X hereof; and
(b)    the date of the sale or disposition of the Investment.
1.05. Partners.
(a)    The General Partner of the Partnership shall be RXR VAF III 1285 GP LP. Except as expressly provided in this Agreement, no other Person shall be admitted as an additional or substitute General Partner of the Partnership.
(b)    The Limited Partners of the Partnership shall be listed in the books and records of the Partnership. Except as expressly provided in this Agreement, no Person shall be admitted as an additional or substitute Limited Partner of the Partnership.
ARTICLE II

CERTAIN DEFINITIONS
For purposes of this Agreement, the following terms shall have the following meanings:
“Act” shall have the meaning set forth in the Background Section.

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“Adjusted Capital Account Deficit” shall mean, with respect to any Partner, the deficit balance, if any, in such Partner’s Capital Account as of the end of the relevant tax year, after giving effect to the following adjustments:
(i)    credit to such Capital Account any amounts which such Partner is obligated to restore pursuant to any provision of this Agreement or is deemed to be obligated to restore pursuant to Section 1.704-1(b)(2)(ii)(c) of the Regulations or the penultimate sentences of Sections 1.704-2(g)(1) and (i)(5) of the Regulations; and
(ii)    debit to such Capital Account the items described in Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6) of the Regulations.
The foregoing definition of “Adjusted Capital Account Deficit” is intended to comply with the provisions of Section 1.704-1(b)(2)(ii)(d) of the Regulations and shall be interpreted consistently therewith.
“Adjusted Capital Contributions” means, with respect to each Partner, the total amount of Capital Contributions made by such Partner pursuant to Sections 3.01, 3.02(a), 3.02(b), 3.02(c), 3.03 (excluding any Capital Contributions returned to existing Limited Partners pursuant to such Section) and 10.02, less any Net Distributable Cash and other amounts distributed to such Partner pursuant to Section 5.01(a).
“Affiliate” means, with reference to a Person, (i) any Person directly or indirectly Controlling, Controlled by or under common Control with such Person, (ii) any Person owning or controlling ten percent (10%) or more of the outstanding voting securities or beneficial interests of such Person, (iii) any officer, director, partner, manager, general trustee or anyone acting in a substantially similar capacity as to such Person; and (iv) any Person who is an officer, director, general partner, trustee, or holder of ten percent (10%) or more of the voting securities or beneficial interests of any of the foregoing; provided that any separate investment account, feeder fund, alternative investment vehicle or similar Person that is managed by the General Partner or its Affiliates shall not be considered an Affiliate of the General Partner or its Affiliates in any circumstance or for any purpose under this Agreement in which the determination as to any action, decision or vote to be effected is actually made or approved by the Person or Persons who are not themselves the General Partner or an Affiliate of the General Partner (without regard to whether such action, decision or vote to be effected is actually effected by the General Partner or its Affiliate); provided further that 1285 Investor NT-NSR, LLC shall not be considered an Affiliate of RXR for purposes of this Agreement.
“Agreement” means this Limited Partnership Agreement of the Partnership, as may be amended or restated in accordance with the terms hereof.
“Authorized Representative” shall have the meaning set forth in Section 12.12(a).
“Budget Act” means the Bipartisan Budget Act of 2015 (P.L. 114-74).
“Business Day” shall mean any day other than (a) Saturday or Sunday and (b) any other day on which banks located in New York City are required or authorized by law to remain closed.

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“Capital Account” shall mean an account for each Partner which shall consist of its initial Capital Contribution to the Partnership as described in Section 3.01 hereof, and shall be increased by:
(a)    the amount of additional cash or other property (net of liabilities assumed by the Partnership and liabilities to which such contributed property is subject) contributed, or deemed to be contributed, by such Partner to the Partnership in accordance with this Agreement; and
(b)    the amount of Profit and other items of income and gain allocated to such Partner pursuant to Article IV hereof;
and shall be decreased by:
(c)    the amount of Loss and other items of deduction or loss allocated to such Partner pursuant to Article IV hereof;
(d)    the amount of cash distributed to such Partner in accordance with this Agreement; and
(e)    the fair market value of property other than cash distributed to such Partner (net of liabilities assumed by such Partner and liabilities to which such distributed property is subject).
The Capital Account of each Partner shall be further adjusted as set forth in this Agreement. No Partner shall be required to restore any negative balance in its Capital Account except as otherwise provided herein. In the event that all or a portion of a Partnership Interest in the Partnership is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred Partnership Interest.
“Capital Call Notice” shall have the meaning set forth in Section 3.02(a).
“Capital Commitment” means, with respect to any Partner, the capital commitment of such Partner set forth on Annex A hereto, as the same may be amended from time to time.
“Capital Contributions” means the contributions made to the Partnership by the Partners in respect of their Capital Commitments.
“Certificate of Limited Partnership” shall have the meaning set forth in the Background Section.
“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Company Act” shall have the meaning set forth in Section 9.01(a)(ii).
“Continuing Liability” shall have the meaning set forth in Section 10.02(a).
“Control” means the power to direct or cause the direction of the management or policies of a company whether through ownership of securities, by contract or otherwise, and “Controlling” and “Controlled” shall be interpreted accordingly.

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“Defaulting Partner” shall have the meaning set forth in Section 3.02(c).
“Due Date” shall have the meaning set forth in Section 3.02(b).
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Event of Dissolution” shall have the meaning set forth in Section 10.01(a).
“Event of Withdrawal” means, with respect to any Partner, the death, incapacity, dissolution, expulsion, withdrawal, insolvency or bankruptcy of such Partner. For the purposes of this Agreement, the “bankruptcy” of a Partner shall be deemed to occur only (i) when the Partner shall file a voluntary petition in bankruptcy, or shall be adjudicated bankrupt or insolvent, or shall file any petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, or shall file any answer admitting (or shall fail to contest) the material allegations of petition filed against such entity in any such proceeding or shall seek or consent to or acquiesce in the judicial appointment of any trustee, fiscal agent, receiver or liquidator of such entity or of all or any substantial part of its properties or shall take any action looking to its dissolution or liquidation; or (ii) if, within sixty (60) days after the commencement of an action against the Partner seeking any bankruptcy, reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, such action shall not have been dismissed or all orders or proceedings thereunder affecting the operations or the business of such entity stayed, or if the stay of any such order or proceeding thereafter shall be set aside, or if, within sixty (60) days after the judicial appointment without the consent or acquiescence of such entity of any trustee, fiscal agent, receiver or liquidator of such entity or of all or any substantial part of its properties, such appointment shall not have been vacated. For purposes of this Agreement, the “insolvency” of a Partner shall be deemed to occur only when the Partner shall make an assignment for the benefit of creditors or shall admit in writing that its assets are insufficient to pay its liabilities as they come due.
“Excess Nonrecourse Liability” means an “excess nonrecourse liability” within the meaning of Section 1.752-3 (a) (3) of the Regulations.
“Fiscal Year” shall have the meaning set forth in Section 8.01.
“Fund General Partner” means the general partner of the VAF III Partnerships.
“General Partner” shall have the meaning set forth in the first paragraph hereof.
“Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:
(i)    the initial Gross Asset Value of any asset contributed by a Partner to the Partnership shall be the gross fair market value of such asset at the time of such contribution as reasonably determined by the General Partner;
(ii)    the Gross Asset Values of all Partnership assets may, in the sole discretion of the General Partner, be adjusted to equal their respective gross fair market values, as reasonably determined by the General Partner, as of the following times: (a)

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the acquisition of an additional interest in the Partnership by any new or existing Partner in exchange for more than a de minimis Capital Contribution; (b) the distribution by the Partnership to a Partner of more than a de minimis amount of Partnership property as consideration for an interest in the Partnership; (c) the grant of an interest in the Partnership (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Partnership by an existing Partner acting in a Partner capacity, or by a new Partner acting in a Partner capacity, or in anticipation of becoming a Partner; and (d) the liquidation of the Partnership within the meaning of Section 1.704-1(b)(2)(ii)(g) of the Regulations;
(iii)    the Gross Asset Value of any Partnership asset distributed to any Partner shall be the gross fair market value of such asset on the date of distribution, as reasonably determined by the General Partner; and
(iv)    the Gross Asset Values of Partnership assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Section 1.704-1(b)(2)(iv)(m) of the Regulations and Article V hereof; provided, however, that Gross Asset Values shall not be adjusted pursuant to this clause (iv) to the extent the General Partner determines that an adjustment pursuant to clause (ii) above is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this clause (iv).
If the Gross Asset Value of an asset has been determined or adjusted pursuant to clause (i), (ii) or (iv) above, such Gross Asset Value shall thereafter be adjusted in the same manner as would the asset’s adjusted basis for federal income tax purposes, except that depreciation deductions shall be computed based on the asset’s Gross Asset Value as so determined, rather than on its adjusted tax basis.
“Indemnitees” shall have the meaning set forth in Section 6.03(a).
“Initial Closing Date” means May 20, 2016.
“Investment” shall have the meaning set forth in the Background Section.
“Limited Partner” shall have the meaning set forth in the first paragraph hereof.
“Majority (or other specified percentage) in Interest of the Limited Partners” means, at any time, those Limited Partners (excluding Defaulting Partners) having Percentage Interests in the aggregate in excess of fifty percent (50%) (or other specified percentage) of the aggregate Percentage Interests of all the Limited Partners (excluding Defaulting Partners) in the Partnership.

“Modifications” shall have the meaning set forth in Section 6.01(e)(iv).
“Net Distributable Cash” shall mean the sum of: (w) the Partnership’s share of cash distributions which the Partnership receives from its interest in the Investment or any other of the Partnership’s assets and holdings (including any amounts released from Partnership Reserves), together with any net proceeds or other cash from the financing, refinancing or sale of its interest in the Investment or any Partnership Affiliate, or from any other source, and (x) any income earned

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on its cash holdings from temporary investments, reduced by the sum of: (y) any expenses and liabilities incurred by the Partnership and (z) any amounts added to Reserves. “Net Distributable Cash” shall not be reduced by depreciation, amortization, cost recovery deductions or similar non-cash allowances.
“Non-Defaulting Partner” shall have the meaning set forth in Section 3.02(c).
“Nonrecourse Debt” means any Partnership liability to the extent that no Partner or related person bears the economic risk of loss for such liability under Section 1.752-2 of the Regulations.
“Nonrecourse Deductions” shall be determined as set forth in Section 1.704-2 (b) (1) of the Regulations.
“Nonrecourse Liability” shall have the meaning set forth in Section 1.704-2(b)(3) of the Regulations.
“Notice Date” shall have the meaning set forth in Section 3.02(b).
“Partner” or “Partners” shall have the meaning in the first paragraph hereof.
“Partner Nonrecourse Debt” shall have the meaning set forth in Section 1.704-2 (b) (4) of the Regulations.
“Partner Nonrecourse Debt Minimum Gain” shall be determined as set forth in Section 1.704-2 (i) (2) of the Regulations, and, as provided therein, shall generally be the amount, with respect to each Partner Nonrecourse Debt, equal to the Partnership Minimum Gain that would result if such Partner Nonrecourse Debt were treated as a Nonrecourse Debt.
“Partner Nonrecourse Deductions” shall be determined in the manner set forth in Section 1.704-2 (i) (1) of the Regulations.
“Partnership” shall have the meaning set forth in the first paragraph hereof.
“Partnership Interest” means, with respect to each Partner, its total economic interest in the Partnership as a Partner, including its right to receive distributions of Net Distributable Cash and allocations of Profit and Loss in accordance with this Agreement.
“Partnership Minimum Gain” shall be determined as set forth in Section 1.704-2 (b) (2) of the Regulations.
“Percentage Interest” means, as to each Partner, the percentage determined by dividing (i) the total Capital Contributions made by such Partner to the Partnership pursuant to the terms of this Agreement, by (ii) an amount equal to the total Capital Contributions made by all of the Partners to the Partnership pursuant to the terms of this Agreement, provided that, for the avoidance of doubt, capital contributions shall exclude any Priority Capital Contributions.
“Person” means a corporation, an association, a partnership (general or limited), a joint venture, an estate, a trust, a limited liability company, a limited liability partnership, any other legal entity, or an individual.

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“Principal” means any of Scott Rechler, Michael Maturo or Jason Barnett (collectively, “Principals”).
“Priority Capital Contribution” shall have the meaning set forth in Section 3.02(g).
“Profits” and “Losses” mean, for each taxable year or other period, an amount equal to the Partnership’s taxable income or loss for such year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:
(i)    any income of the Partnership that is exempt from federal income tax and not otherwise taken into account in computing Profits and Losses shall be added to such taxable income or loss;
(ii)    any expenditures of the Partnership described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Section 1.704-1(b)(2)(iv)(i) of the Regulations, and not otherwise taken into account in computing Profits or Losses shall be subtracted from such taxable income or loss;
(iii)    if the Gross Asset Value of any Partnership asset is adjusted pursuant to clause (ii), (iii) or (iv) of the definition of Gross Asset Value herein, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses;
(iv)    gain or loss resulting from any disposition of Partnership property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;
(v)    depreciation or other cost recovery deductions shall be computed based upon the Gross Asset Values of the Partnership’s assets rather than upon such assets’ adjusted bases for U.S. federal income tax purposes; and
(vi)    notwithstanding any other provisions hereof, any items which are specially allocated pursuant to Article IV hereof shall not be taken into account in computing Profits or Losses.
“Records” shall have the meaning set forth in Section 8.03(a).
“Regulations” means regulations, proposed regulations, and temporary regulations promulgated under the Code from time to time.
“Removal Event” shall have the meaning set forth in Section 6.02(b).
“Reserves” means any reserves established or increased for the payment of Partnership expenses or liabilities, in such amounts and for such reasons as reasonably determined by the General Partner.

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“RXR” means RXR Realty LLC, a Delaware limited liability company, and its successors whether by way of merger, business combination, sale of assets, reincorporation, consolidation, recapitalization, liquidation, amalgamation or similar transaction or otherwise.
“Security Instruments” shall have the meaning set forth in Section 6.01(e)(iii).
“Subsequent Closing” means a closing which occurs after the date hereof at which any existing Partner increases its Capital Commitment, or any additional Limited Partner is admitted to the Partnership in respect of a Capital Commitment.
“Tax Distributions” shall have the meaning set forth in Section 5.04.
“Term” shall have the meaning set forth in Section 1.04.
“Transfers” shall have the meaning set forth in Section 9.01(a).
“VAF III Partnership Agreements” means, collectively, the operating agreements of the VAF III Partnerships.
“VAF III Partnerships” means, collectively, RXR Real Estate Value Added Fund – Fund III LP, RXR RE VAF – Fund III Parallel A LP, RXR RE VAF – Fund III Parallel B LP and RXR RE VAF – Fund III Parallel B (REIT) LP.
“Withdrawing Partner” shall have the meaning set forth in Section 9.02.
ARTICLE III

FINANCING
3.01. Capital Commitments and Initial Capital Contributions of the Partners.
(a)    The General Partner’s Capital Commitment and initial Capital Contribution are set forth on Annex A to this Agreement.
(b)    The names of the initial Limited Partners and their respective Capital Commitments and initial Capital Contributions are set forth on Annex A to this Agreement.
3.02. Additional Capital Contributions; Loans
(a)    Within 10 Business Days after written notice from the General Partner (a “Capital Call Notice”), the Partners shall (i) be required to fund additional Capital Contributions in satisfaction of their respective Capital Commitments, proportionately in relation to each Partner’s unfunded Capital Commitment and (ii) to the extent the General Partner is requesting additional Capital Contributions that would result in a Partner making aggregate Capital Contributions in excess of such Partner’s Capital Commitment, have the option to fund such requested additional Capital Contribution. The General Partner may deliver Capital Call Notices for operating expenses, liabilities or other obligations of the Partnership.
(b)    If any Partner fails to contribute the full amount of any additional Capital Contributions required to be made pursuant to Section 3.02(a)(i) on or prior to the date on

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which the additional Capital Contributions are required to be made (the “Due Date”), but contributes its full share within ten (10) days after the date notice is given to such Partner of that failure (the “Notice Date”), such Partner shall also pay to the Partnership in addition to such additional Capital Contribution, an amount equal to the sum of (A) an amount equivalent to interest for the period beginning with the Due Date and ending with the date such contribution is made by such Partner at a rate equal to fifteen percent (15%) per annum, not to exceed the maximum amount permitted by law, during such period on the full amount contributed, and (B) any additional actual out-of-pocket costs required to be paid or incurred directly or indirectly by the Partnership as a result of that Partner’s failure to make such additional Capital Contributions on or prior to the Due Date.
(c)    If any Partner fails to contribute the full amount of any additional Capital Contributions required to be made pursuant to Section 3.02(a)(i), within ten (10) days after the Notice Date, the General Partner may elect, in its sole discretion, that such Partner shall be a Defaulting Partner (the “Defaulting Partner”) as of that tenth day, in which case, the General Partner may elect to exercise one or more of the following remedies with respect to such Defaulting Partner:
(i)    Such Defaulting Partner shall forfeit all of its voting, approval and similar rights under this Agreement.
(ii)    The General Partner shall have the right, on behalf of the Partners other than the Defaulting Partner (the “Non-Defaulting Partners”), exercisable by notice from the General Partner to the Defaulting Partner to cause the Partnership to pursue any available legal remedies against the Defaulting Partner to collect the additional Capital Contributions and any other damages (including consequential damages).
(iii)    The General Partner shall have the right to lend (or to permit another Person to lend), to the Defaulting Partner the amount of such additional Capital Contribution that was not made timely by the Defaulting Partner, the proceeds of which loan are to be paid to the Partnership on behalf of the Defaulting Partner as an additional Capital Contribution by the Defaulting Partner. Any loan under this clause (iii) shall be a recourse loan to the Defaulting Partner, and shall bear interest, compounded monthly, at the rate equal to twenty percent (20%) per annum, not to exceed the maximum interest rate permitted by law, from the Due Date until the date of repayment. Repayment of any such loan by the Defaulting Partner shall be effected by causing the Partnership to pay directly to the Persons who shall have made the loan, all distributions otherwise payable to the Defaulting Partner under this Agreement as and when payable, instead of making such distributions to the Defaulting Partner (with such distributions being deemed for all purposes to have been made to the Defaulting Partner and then paid by the Defaulting Partner to the Persons who shall have made the loan). Any payments made with respect to the foregoing loans shall first be applied to accrued but unpaid interest, and then be deemed a repayment of principal. Notwithstanding the foregoing provisions of this clause (iii), the Defaulting Partner shall be personally liable for the payment of interest and the repayment of principal on any such loan contemplated by this clause (iii).
(iv)    The General Partner shall have the right to cause the Percentage Interest, Capital Commitment, Adjusted Capital Contribution and Capital Account of such Defaulting Partner to be reduced to zero (or to such other amount as determined by the General Partner) and to reallocate the balance in such Capital Account

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to the Capital Accounts of all other Partners pro rata in accordance with their Percentage Interests.
(d)    Intentionally Omitted.
(e)    The provisions of this Section 3.02 are not intended to be for the benefit of any creditor or other Person (other than a Partner) to whom any debts, liabilities or obligations are owed by, or who otherwise has any claim against, the Partnership or any of the Partners; and no such creditor or other Person shall obtain any right under any such provision or by reason of any such liability, obligation or otherwise against the Partnership or any of the Partners. No Partner shall be required to make any loans or Capital Contributions to the Partnership other than as provided for in Section 3.01, Section 10.02 and this Section 3.02.
(f)    Subject to Section 5.05 and Section 10.02, or as otherwise required by law, no Partner shall be required to return any distributions received by such Partner from the Partnership. No Partner shall have the right to withdraw any part of his Capital Contributions, or receive any distribution or consideration for the fair value of its Partnership Interest, except as specifically provided in this Agreement. Except as specifically provided in this Agreement, no time has been agreed upon for the return of any Partner's Capital Contributions. No Partner shall at any time withdraw from the Partnership except as expressly provided in this Agreement. No Partner shall receive interest on its Capital Contribution to the Partnership. At no time during the term of the Partnership or upon dissolution and liquidation thereof shall any Partner with a negative balance in its Capital Account have any obligation to the Partnership or the other Partners to eliminate or restore such negative balance.
(g)    If, under the terms of any loan to the Partnership or any entity established by the Partnership for the purpose of acquiring or owning an Investment, any Principal or an Affiliate thereof is required to make any payments under any guarantees, indemnity agreements or other Investment loan documents not attributable to personal actions of the Principal outside the scope of the General Partner’s authority in this Agreement, and giving rise to liability under any guaranty, indemnity, or similar agreement executed by the Principal or an Affiliate thereof, then each such payment shall be deemed to be a “Priority Capital Contribution” made by the General Partner to the Partnership; provided, however, that prior to any Principal or Affiliate making any such Priority Capital Contribution, the Partnership shall request that the Limited Partners fund any such payment pro rata in accordance with their Percentage Interests, and a Priority Capital Contribution shall only be made in the amount that has not been so funded by the Limited Partners; provided further, that if the General Partner determines in its reasonable discretion that the payment is required to be funded in a time frame that would not permit the General Partner to call additional Capital Contributions while enabling the Principal or Affiliate to comply with its obligations under the applicable agreement, the Principal or Affiliate may make such Priority Capital Contribution and subsequently request that the Limited Partners reimburse the Principal or Affiliate for such Priority Capital Contribution, in which case, the amount so reimbursed shall not be entitled to the preferred return described in the following sentence. Unpaid Priority Capital Contributions shall be entitled to a ten percent (10%) preferred return thereon, compounded annually, which return shall be treated as a guaranteed payment within the meaning of Section 707(c) of the Code. Priority Capital Contributions and the preferred return thereon may only be paid out of Net Distributable Cash, to the extent it is available, and before any other distributions of Net Distributable Cash are made pursuant to Section 5.01. In the event that any Priority Capital Contributions are deemed to have been made pursuant to this Section 3.02(g), then, notwithstanding the provisions of Article

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V, Net Distributable Cash shall first be distributed to the General Partner until it receives, pursuant to this Section 3.02(g), an amount equal to its Priority Capital Contributions together with the preferred return accrued thereon. Priority Capital Contributions shall not increase the General Partner’s Percentage Interest and therefore shall not dilute the Percentage Interests of the Limited Partners. Promptly after any Priority Capital Contribution is made, the General Partner shall give written notice to the Advisory Committee of such Priority Capital Contribution.
3.03. Admission of Additional Partners. If the Partnership requires additional funds in excess of the Limited Partners’ Capital Commitments, the General Partner shall request such funds from the Limited Partners, pro rata based on their Percentage Interests; provided that the Limited Partners shall have no obligation to make any additional Capital Contributions in excess of their Capital Commitments. If, after making a request for funds in excess of the Capital Commitments of the Limited Partners as provided in the previous sentence, the Limited Partners have declined to fund such excess in full, and the General Partner determines that additional funds are needed, the General Partner, in its sole discretion, shall have the right, subject to Section 9.01(e), to admit additional Partners to the Partnership, or to permit an existing Partner to increase its Capital Commitment, in one or more Subsequent Closings without the consent of the Partners in accordance with the terms of this Section 3.03. The Partners hereby consent to such admission of the additional Partners and/or the increase in the Capital Commitment of other existing Partners after the date hereof and agree to take all reasonable actions requested by the General Partner to effectuate the same. Unless there has been a material change or significant events relating to an Investment which would justify an increased valuation in the reasonable determination of the General Partner, such Partner participating in a Subsequent Closing will (A) remit to the Partnership upon such admission or increase an amount equal to the product of (i) a fraction, the numerator of which equals the additional Partner’s Capital Commitment or the increase in the existing Partner’s Capital Commitment, as the case may be, and the denominator of which equals the Capital Commitments of all Partners (including the Capital Commitments of all additional Partners and the increase in Capital Commitments of all existing Partners) and (ii) all Adjusted Capital Contributions (and after taking into account any Capital Contributions previously returned to the Partners pursuant to this Agreement and any contributions or distributions pursuant to this Section 3.03), and (B) make an additional contribution (which shall not be deemed a Capital Contribution), calculated in the same manner as interest, on the amounts described in clause (A) of this sentence at an annual rate equal to ten percent (10%) calculated from the date on which Capital Contributions would have been made if such Partner had been admitted to the Partnership on the date hereof or in the case of a Partner increasing its Capital Commitment, such Capital Commitment had been made on the date hereof. Capital Contributions and the additional contributions made by Partners admitted at a Subsequent Closing may be paid to existing Limited Partners pro rata in accordance with their Adjusted Capital Contributions immediately prior to the Subsequent Closing. Capital Contributions made pursuant to clauses (A) and (B) of this Section 3.03 shall be made in satisfaction of the Capital Commitments of the contributing Limited Partners, and the Capital Contributions and other amounts contributed pursuant to clauses (A) and (C) of this Section 3.03 shall be paid to existing Limited Partners pro rata in accordance with their Adjusted Capital Contributions. Capital Contributions made pursuant to clause (A) of this Section 3.03(i) and paid pursuant hereto to a Partner will be added to the unfunded Capital Commitment of the receiving Partners and will be subject to recall as a Capital Contribution pursuant to the terms hereof. If, in connection with either the admission of Partners after the date hereof or an increase in a Partner’s Capital Commitment after the date hereof, an additional amount is paid to and a portion of a Capital Contribution is returned to a Limited Partner, it shall be treated for all purposes (other than for tax purposes) as if such capital had never been contributed.

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ARTICLE IV

ALLOCATIONS OF PROFITS AND LOSSES
4.01. Losses. Except as otherwise provided in this Article IV, Losses of the Partnership for each taxable year (or portion thereof) shall be allocated as follows:
(a)    first, to the Partners that have received an allocation of Profits pursuant to Section 4.02(b), in the same ratio as such prior allocations, in an amount sufficient to reverse such prior allocations, and in the reverse of the chronological order in which such prior allocations were made; and
(b)    second, to the Partners, pro rata in accordance with their respective Percentage Interests.
4.02. Profits. Except as otherwise provided in this Article IV, Profits of the Partnership for each taxable year (or portion thereof) shall be allocated as follows:
(a)    first, to the Partners proportionately in an amount equal to (i) the cumulative Losses allocated pursuant to Section 4.01(b) to each such Partner over (ii) the cumulative Profits allocated pursuant to this Section 4.02(a) to each such Partner for all prior taxable years (or portions thereof); and
(b)    second, remaining Profits shall be allocated to each Partner in an amount such that Profits, on an aggregate basis since the inception of the Partnership, are proportionate to the distributions (other than distributions that represent repayment of Priority Capital Contributions and the preferred return thereon or Capital Contributions) that such Partner received or would receive as of the end of such taxable year (or other period) if all of the Partnership’s Profits (determined on an aggregate basis since the inception of the Partnership) consisted of Net Distributable Cash that was distributed as of such year-end pursuant to Article V (other than Section 5.01(a) and less any actual distributions made pursuant to Article V).
4.03. Special Allocations.
(a)    Partnership Minimum Gain Chargeback. Notwithstanding anything contained in this Article IV to the contrary, if there is a net decrease in Partnership Minimum Gain during any taxable year (or other period), except as otherwise permitted by Sections 1.704-2(f)(2), (3), (4) and (5) of the Regulations, items of Partnership income and gain for such taxable year (and subsequent years, if necessary) in the order provided in Section 1.704-2(j)(2)(i) of the Regulations shall be allocated among all Partners whose shares of Partnership Minimum Gain decreased during that year in proportion to and to the extent of such Partner’s share of the net decrease in Partnership Minimum Gain during such year. The allocation contained in this Section 4.03(a) is intended to be a minimum gain chargeback within the meaning of Section 1.704-2 of the Regulations, and shall be interpreted consistently therewith.
(b)    Partnership Nonrecourse Debt Minimum Gain Chargeback. Notwithstanding anything contained in Article IV to the contrary, if there is a net decrease in Partner Nonrecourse Debt Minimum Gain during any taxable year (or other period), except as provided in Section 1.704-2(i) of the Regulations, items of Partnership income and gain for such taxable year (and subsequent years, if necessary) in the order provided in Section 1.704-2(j)(2)(ii) of the

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Regulations shall be allocated among all Partners whose share of Partner Nonrecourse Debt Minimum Gain decreased during that year in proportion to and to the extent of such Partner’s share of the net decrease in Partner Nonrecourse Debt Minimum Gain during such year. This Section 4.03(b) is intended to comply with the minimum gain chargeback requirement in Section 1.704-2 of the Regulations and shall be interpreted consistently therewith. Excess Nonrecourse Liabilities shall be allocated among the Partners in accordance with their Percentage Interests.
(c)    Loss Limitation. Notwithstanding anything to the contrary in this Section 4.03, the amount of items of Partnership expense and loss allocated pursuant to this Section 4.03 to any Partner shall not exceed the maximum amount of such items that can be so allocated without causing such Partner (other than the General Partner) to have an Adjusted Capital Account Deficit at the end of any taxable year (or other period). All such items in excess of the limitation set forth in this Section 4.03(c) shall be allocated first to Partners who would not have an Adjusted Capital Account Deficit, pro rata, until no Partner would be entitled to any further allocation, and thereafter to the General Partner.
(d)    Qualified Income Offset. Notwithstanding any provisions of Article IV to the contrary, in the event any Partner unexpectedly receives any adjustments, allocations, or distributions described in Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6) of the Regulations, items of Partnership income and gain (including gross income) shall be specially allocated to each such Partner in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of such Partner as quickly as possible, provided that an allocation pursuant to this Section 4.03(d) shall be made only if and to the extent that such Partner would have an Adjusted Capital Account Deficit. The allocation contained in this Section 4.03(d) is intended to be a “qualified income offset” within the meaning of Section 1.704-1(b)(2)(ii)(d) of the Regulations, and shall be subject thereto.
(e)    Ordering. Sections 4.03(a), (b), (c) and (d) hereof shall be applied in the order provided in Section 1.704-2 of the Regulations.
(f)    Section 754 Election Adjustments. To the extent that an adjustment to the adjusted tax basis of any Partnership asset pursuant to Code Section 734(b) or 743(b) is required, pursuant to Section 1.704-1(b)(2)(iv)(m) of the Regulations, to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such section of the Regulations.
(g)    Nonrecourse Deductions. Nonrecourse Deductions for any Fiscal Year or other period shall be allocated in accordance with Section 4.01(b).
(h)    Partner Nonrecourse Deductions. In accordance with Section 1.704-2(i)(1) of the Regulations, any item of Partnership loss or deduction which is attributable to Partner Nonrecourse Debt for which a Partner bears the economic risk of loss (such as a non-recourse loan made by a Partner to the Partnership or an otherwise non-recourse loan to the Partnership that has been guaranteed by a Partner) shall be allocated to that Partner to the extent of its economic risk of loss.

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(i)    Varying Interests. If, in accordance with the terms of Section 9.01, a Partner sells or exchanges its interest in the Partnership or otherwise is admitted as a substituted Partner, Profits and Losses shall be allocated between the transferor and the transferee in accordance with Section 9.01(d).
(j)    Intent of Allocations; Modification. It is intended that prior to a distribution of the proceeds from a liquidation of the Partnership pursuant to Section 10.01 hereof, the positive Capital Account balance of each Partner shall be equal to the amount that such Partner is entitled to receive pursuant to such Section. Accordingly, notwithstanding anything to the contrary in this Article IV, to the extent permissible under Sections 704(b) of the Code and the Regulations promulgated thereunder, Profits and Losses and, if necessary, items of gross income and gross deductions, of the Partnership for the year of liquidation of the Partnership (or, if earlier, the year in which all or substantially all of the is assets are sold, transferred or disposed of) shall be allocated among the Partners so as to bring the positive Capital Account balance of each Partner as close as possible to the amount that such Partner is entitled to receive pursuant to Section 10.01.
4.04. Tax Allocations: Code Section 704(c).
(a)    For federal income tax purposes, except as otherwise provided in Section 4.04(b), each item of income, gain, loss and deduction shall be allocated among the Partners in the same manner as its corresponding item of book income, gain, loss or deduction is allocated pursuant to this Article IV.
(b)    In accordance with Section 704(c) of the Code and the Regulations thereunder, income, gain, loss and deduction with respect to any property contributed to the capital of the Partnership shall, solely for tax purposes, be allocated among the Partners under any reasonable method selected by the General Partner so as to take account of any variation between the adjusted basis of such property to the Partnership for federal income tax purposes and its initial Gross Asset Value.
If the Gross Asset Value of any Partnership asset is adjusted pursuant to clause (ii) or (iv) of the definition thereof, subsequent allocations of income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the Regulations thereunder.
Any elections or other decisions relating to such allocations shall be made by the General Partner in a manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this Section 4.04(b) are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Partner’s Capital Account or share of Profits, Losses, other items or distributions pursuant to any provision of this Agreement
(c)    The provisions of this Article IV (and other related provisions in this Agreement) pertaining to the allocation of items of Partnership income, gain, loss, deductions, and credits shall be interpreted consistently with the Regulations, and to the extent unintentionally inconsistent with such Regulations, shall be deemed to be modified to the extent necessary to make such provisions consistent with the Regulations.

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ARTICLE V

DISTRIBUTIONS
5.01. Distributions of Net Distributable Cash. Subject to the other provisions of this Article V, Net Distributable Cash, if any, for each Fiscal Year or part thereof (after deducting therefrom, and paying, to the extent of such available funds, any unreturned Priority Capital Contributions and preferred returns thereon) shall initially be apportioned among the Partners in accordance with their respective Percentage Interests and shall be distributed quarterly to the Partners. If there is a change in the Percentage Interests of any of the Partners during any period in which Net Distributable Cash has been received by the Partnership, such distributions shall be made to the Partners in a manner reasonably determined by the General Partner which takes into account the varying interests of the Partners during such period, using an interim closing of the books method.
5.02. Distributions in Kind.
(a)    No Partner has a right to any distribution in any form other than cash.
(b)    The Partnership may not make a distribution in kind unless approved by both the General Partner and the Partner receiving the in-kind distribution.
5.03. Limitations on Distributions. No distribution shall be made to the Partners if such distribution would violate the Act.
5.04. Intentionally Omitted.
5.05. Withholding.
(a)    The General Partner may withhold and pay over to the Internal Revenue Service (or any other relevant taxing authority) such amounts as the Partnership is required to withhold or otherwise pay, pursuant to the Code or any other applicable law, on account of a Partner's allocable share of the Partnership's items of gross income, income, gain, or other attributes for tax purposes.
(b)    For purposes of this Agreement, any taxes so withheld or any taxes paid over by the Partnership or otherwise incurred directly or indirectly, including under Section 6225 of the Code as amended by the Budget Act, with respect to a Partner's allocable share of the Partnership's gross income, income, gain or other attributes for tax purposes, or amounts which are otherwise properly allocable to a Partner, shall be deemed to be a distribution or payment to such Partner, reducing the amount otherwise distributable to such Partner pursuant to this Agreement and reducing the Capital Account of such Partner. If the Partnership or the General Partner itself pays or incurs any tax (including penalties or interest) or similar charge directly or indirectly in respect of any Partner, including under Section 6225 of the Code as amended by the Budget Act, or pays or incurs any amount (including any tax, penalties or interest) in respect of any failure to pay or withhold any tax or similar charge in respect of any Partner as required by applicable law directly or indirectly that is not withheld from distribution to such Partner, such Partner shall on demand reimburse the Partnership for such amounts plus interest thereon (accruing from the date such payment was made by the person entitled to reimbursement) at the rate of fifteen percent (15%) per annum, compounded quarterly on the first day of each calendar quarter, from

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and after the date on which the Partnership has given notice to such Partner. Such reimbursement shall not constitute a Capital Contribution and shall not reduce such Partner’s unfunded Capital Commitment. In addition to all other rights and remedies of the General Partner or the Partnership at law or in equity with respect to amounts owed by a Partner to the Partnership pursuant to this Section 5.05(b), the General Partner shall have the right to offset, or cause to be offset, against any such Partner’s distributions under this Agreement all amounts owed by such Partner to the General Partner or the Partnership pursuant to this Section 5.05(b). A Partner’s reimbursement obligation arising under this Section 5.05(b) prior to a transfer by such Partner of its Percentage Interest in the Partnership or a withdrawal by such Partner shall continue after such transfer or withdrawal. A Partner’s reimbursement obligation arising under this Section 5.05(b) with respect to taxes withheld, paid over, or otherwise incurred directly or indirectly by the Partnership (i) pursuant to Section 6225 of the Code or (ii) that are so withheld, paid over, or otherwise incurred directly or indirectly by the Partnership prior to the termination of the Partnership shall survive the dissolution and termination of the Partnership.
(c)    The General Partner shall not be obligated to apply for or obtain a reduction of or exemption from withholding tax on behalf of any Partner that may be eligible for such reduction or exemption. To the extent that a Partner claims to be entitled to a reduced rate of, or exemption from, a withholding tax pursuant to an applicable income tax treaty, or otherwise, the Partner shall furnish the General Partner with such information and forms as such Partner may be required to complete where necessary to comply with any and all laws and regulations governing the obligations of withholding tax agents. Each Partner will fully comply with any reasonable requests for information from the General Partner with regard to any withholding tax. Each Partner represents and warrants that any information and forms furnished by such Partner pursuant to this Section 5.05(c) shall be true and accurate and agrees to indemnify the Partnership and each of the Partners from any and all damages, costs and expenses resulting from the filing of inaccurate or incomplete information or forms relating to such withholding taxes.
5.06. Special Allocations and Distributions. The General Partner is authorized to adjust allocations and distributions under this Agreement to give effect to any fee arrangements with any Partner.
ARTICLE VI

MANAGEMENT
6.01. Authority of the General Partner.
(a)    The business and affairs of the Partnership shall be carried on and managed by the General Partner, who shall have full and complete discretion with respect thereto, subject solely to the express limitations contained in this Section 6.01.
(b)    The General Partner shall devote to the Partnership business such time as it shall determine to be required for the management of the business and affairs of the Partnership. The General Partner shall have all necessary and appropriate powers to carry out the business purposes of the Partnership set forth in Section 1.03.
(c)    The General Partner may, from time to time, cause the Partnership to enter into transactions with the General Partner, the Principals, or their respective Affiliates, immediate family members, family trusts or estate planning vehicles, so long as such transactions

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are on terms no less favorable than those of similarly-situated vertically-integrated owner/operators providing such services through an Affiliate, including, but not limited to, providing leasing, management, construction and development services, and further provided that transactions for the purchase by the Partnership of assets from, the sale of Partnership assets to, or the investment by the Partnership in assets in which any of the foregoing parties owns at least a ten percent (10%) beneficial interest, or which any of the foregoing parties Controls, shall be permitted only to the extent they are permitted by the VAF III Partnership Agreements or approved by the limited partners of the VAF III Partnerships or the advisory committee of the VAF III Partnerships. Notwithstanding the foregoing, neither the General Partner nor any Affiliate thereof is entitled to any acquisition, financing or disposition fee from the Partnership or any entity in which the Partnership owns an interest.
(d)    Subject to the approvals expressly required by this Agreement and the Act, the General Partner shall have the authority, acting alone, to make any decision, sign any document, and otherwise take any action on behalf of the Partnership; and any Person dealing with the Partnership may rely on the authority of the General Partner to take such action unilaterally without further inquiry into the provisions of this Agreement.
(e)    Without limiting the generality of Section 6.01(a), but subject to the approvals expressly required by this Agreement and the Act, the General Partner shall conduct the business and affairs of the Partnership and shall be empowered to make all decisions and take all actions with respect thereto, without the consent of any Partner, including, without limitation, to take or cause to be taken any of the following at the expense and in the name of the Partnership or any Partnership Affiliate, as the case may be:
(i)    to expend the capital and revenues of the Partnership in furtherance of the Partnership's business, including in connection with the acquisition, ownership, financing, leasing, developing and disposition of the Investment, and to make all decisions, give all consents, execute all documents, and exercise all rights of the Partnership or any Partnership Affiliate, as the case may be, in connection therewith;
(ii)    to negotiate, enter into, make, perform, supervise the performance of, amend or modify, make all decisions, give all consents and exercise all rights of the Partnership under contracts, agreements and other undertakings to which the Partnership or any Partnership Affiliate, as the case may be, is a party, and to do such other acts, as it deems necessary or advisable for the operation, maintenance, management and the conduct of the business of the Partnership or any Partnership Affiliate, as the case may be;
(iii)    to incur indebtedness, whether secured or unsecured, whether senior or subordinated, including debt which provides for the payment of contingent interest or participation in cash flow and capital proceeds, and to make, issue, accept, endorse and execute promissory notes, mortgages, deeds of trust, assignments, pledge and security agreements (including pledges of Capital Commitments to the Partnership), drafts, bills of exchange and other instruments evidencing or securing any Partnership or Partnership Affiliate indebtedness (collectively referred to as “Security Instruments”) on behalf of the Partnership or any Partnership Affiliate, as the case may be, all without limit as to amount, and to secure the repayment of any such indebtedness by mortgage, pledge,

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or assignment of, or security interest in, all or any part of the Investments and other assets then owned or thereafter acquired by the Partnership, any Partnership Affiliate.
(iv)    to refinance, recast, increase, decrease, extend the term of, or otherwise modify on behalf of the Partnership or any Partnership Affiliate, as the case may be (collectively referred to as “Modifications”) any other Partnership or Partnership Affiliate indebtedness and, in connection therewith, to execute any Modifications of any Security Instruments, and/or any other documents pertaining to entering into or modifying any Partnership or Partnership Affiliate indebtedness;
(v)    to lease, manage, develop and otherwise deal with the Investment on such terms as the General Partner shall determine;
(vi)    to sell, exchange or otherwise dispose of the Investment to any Persons on such terms and conditions (including purchase money financing) as the General Partner shall determine;
(vii)    to prepay, in whole or in part, at any time, any Partnership or Partnership Affiliate indebtedness, and to arrange for the release of the Investment should it have been pledged as collateral for any Partnership or Partnership Affiliate indebtedness;
(viii)    to procure and maintain with responsible companies title insurance, liability insurance, casualty, fire and extended coverage insurance in respect of the Investment, the Partnership, and Partnership Affiliates, and such other insurance as may be available in such amounts and covering such risks as are deemed appropriate by the General Partner;
(ix)    to open, maintain and close bank accounts and to draw checks and other orders for the payment of money; and to credit facilities, including, but not limited to, a credit line to provide the Partnership with working capital;
(x)    to employ such accountants and attorneys and similar professional consultants, necessary or appropriate to carry out the business and affairs of the Partnership and/or Partnership Affiliates, and to pay the fees, expenses, salaries, wages and other compensation of such Persons;
(xi)    to pay, extend, renew, modify, adjust, waive, settle, submit to arbitration, prosecute, defend or compromise, upon such terms as it may determine and upon such evidence as it may deem sufficient, any obligation, suit, liability, cause of action or claim, including claims for taxes, either in favor of or against the Partnership and/or any Partnership Affiliate;
(xii)    to invest funds of the Partnership and/or Partnership Affiliates which are temporarily not needed for Partnership or such Partnership Affiliate purposes in accordance with Section 8.06 hereof;
(xiii)    to cause the Partnership and/or Partnership Affiliates to comply with all applicable legal requirements and to discharge all of the Partnership’s and/or Partnership Affiliate’s duties, responsibilities and obligations under the agreements to which it is from time to time a party;

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(xiv)    subject to Section 6.06(a), to pay any and all fees and to make any and all expenditures necessary or appropriate in connection with (a) the organization of the Partnership and any Partnership Affiliate, (b) the offering and sale of Partnership Interests, (c) the management of the affairs of the Partnership and Partnership Affiliates and (d) the carrying out of the Partnership’s obligations and responsibilities under this Agreement; and
(xv)    to enter into agreements and contracts with third parties in furtherance of the Partnership’s business, including, but not limited to, the sale, leasing, financing or any other transfer of all or a portion of an investment.
(f)    The General Partner or any Affiliate will not do any act in contravention of this Agreement or any applicable law or regulation.
6.02. Removal of the General Partner.
(a)    Limited Partners (not Affiliated with RXR) shall have the right to replace the General Partner following a determination by a court of competent jurisdiction in a final non-appealable judgment that any of the following events has occurred:
(i)    Fraudulent conduct by the General Partner or the Principal in connection with the performance of their duties to the Partnership;
(ii)    Intentional misconduct by the General Partner or the Principal in connection with the performance of their duties to the Partnership;
(iii)    Gross negligence by the General Partner or the Principal in connection with the performance of their duties to the Partnership that shall have a material adverse effect on the Partnership;
(iv)    Intentional material breach of this Agreement by the General Partner; or
(v)    A Removal Event (as such term is defined in the VAF III Partnership Agreements) of the Fund General Partner as general partner of any of the VAF III Partnerships.
(b)    Any determination under Section 6.02(a) to replace the General Partner (a “Removal Event”) shall be made no later than one hundred and eighty (180) days after the date on which the Limited Partners shall have been notified of such final non-appealable court determination.
(c)    In the event that a Removal Event occurs and the General Partner is replaced pursuant to Section 6.02(a), (i) such replaced General Partner shall be entitled to receive all distributions that otherwise would have been distributable to it pursuant to this Agreement as if it had not been removed as the general partner of the Partnership with respect to the Investment and (ii) the Indemnitees (as defined below) shall remain entitled to exculpation and indemnification from the Partnership pursuant to Section 6.03 below with respect to any matter arising prior to such removal. The replaced General Partner shall have no liability to the Partnership as a general partner in respect of any matter arising after its removal as General Partner.

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6.03. Liability and Indemnification.
(a)    To the fullest extent permitted by law, none of the General Partner or its Affiliates, officers, directors, agents, stockholders, members, employees and partners (other than Limited Partners in their capacity as such), and any other person who serves at the request of the General Partner on behalf of the Partnership as an officer, director, partner (other than Limited Partners in their capacity as such), employee or agent of any other entities who serve in such capacities in furtherance of the Partnership’s business activities or affairs (collectively, the “Indemnitees”) shall be liable to the Partnership or to any Limited Partner for (i) any act or omission taken in good faith or suffered by the Indemnitees in connection with the conduct of the business or affairs of the Partnership or otherwise in connection with this Agreement or the matters contemplated herein, unless and to the extent that such act or omission resulted from an Indemnitee’s fraud, willful misconduct or gross negligence; provided that nothing herein shall constitute a waiver or limitation of any rights which a Partner or the Partnership may have under applicable United States federal securities laws or other laws and which may not be waived, or (ii) any mistake, negligence, dishonesty or bad faith of any broker, adviser or other agent of the Partnership (that is not an Affiliate of the General Partner) selected, engaged or retained with reasonable care by the General Partner. To the extent that, at law or in equity, the General Partner has duties (including fiduciary duties) and liabilities relating thereto to the Partnership or to another Partner, the General Partner acting under this Agreement shall not be liable to the Partnership or to any such other Partner for its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they expand or restrict the duties and liabilities of the General Partner otherwise existing at law or in equity, are agreed by the Partners to modify to that extent such other duties and liabilities of the General Partner (to the extent permitted by applicable law). The General Partner agrees that the General Partner and its Affiliates, officers, directors, agents, stockholders, members, employees or partners shall not have a right to indemnification for disputes or claims by and between the General Partner and/or its Affiliates, officers, directors, agents, stockholders, members, employees or partners. The Partnership shall not be required to indemnify the General Partner from and against any successful claims, liabilities, damages, losses, costs and expenses against the General Partner arising out of or in connection with an intentional material breach of this Agreement by the General Partner.
(b)    To the fullest extent permitted by law, each Indemnitee shall be indemnified and held harmless out of the assets held by the General Partner on behalf of the Partnership from and against any and all claims, liabilities, damages, losses, costs and expenses (including amounts paid in satisfaction of judgments, in compromises and settlements, as fines and penalties and legal or other costs and reasonable expenses of investigating or defending against any claim or alleged claim) of any nature whatsoever, known or unknown, liquidated or unliquidated, that are incurred by any Indemnitee and/or to which such Indemnitee may be subject by reason of its activities on behalf of the Partnership or in furtherance of the interest of the Partnership or otherwise arising out of or in connection with the affairs of the Partnership, including the performance by such Indemnitee of any of the General Partner’s responsibilities hereunder or otherwise in connection with the matters contemplated herein; provided, that: (i) an Indemnitee shall be entitled to indemnification hereunder only to the extent that such Indemnitee’s conduct did not constitute fraud, willful misconduct or gross negligence; (ii) nothing herein shall constitute a waiver or limitation of any rights which a Partner or the Partnership may have under applicable United States federal securities laws or other laws and which may not be waived and (iii) the Partnership’s obligations hereunder shall not apply with respect to (x) economic losses or tax obligations incurred by any Indemnitee as a result of such Indemnitee’s ownership of an Interest

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or (y) expenses of the Partnership that an Indemnitee has agreed to bear. Subject to Section 10.02, the satisfaction of any indemnification and any holding harmless pursuant to this Section 6.03 shall be from and limited to Partnership assets, no Limited Partner shall have any obligation to make Capital Contributions to fund its share of any indemnification obligations under this Section 6.03 in excess of such Limited Partner’s unfunded Capital Commitment, and no Partner shall have any personal liability on account thereof.
(c)    Expenses reasonably incurred by an Indemnitee in defense or settlement of any claim that may be subject to a right of indemnification hereunder shall be advanced by the Partnership prior to the final disposition thereof upon receipt of an undertaking by or on behalf of the Indemnitee to repay such amount to the extent that it shall be determined ultimately that such Indemnitee is not entitled to be indemnified hereunder. No advances shall be made by the Partnership under this Section without the prior written consent of the General Partner; provided, that the Partnership shall not advance funds to the General Partner or its Affiliates for legal expenses or other costs incurred as a result of any legal action or proceeding commenced against the General Partner or its Affiliates by a Majority in Interest of the Limited Partners. In addition, the General Partner hereby agrees that any expenses incurred by an Indemnitee pursuant to Section 6.03(c) of this Agreement shall not be advanced or repaid to such Indemnitee if the expenses incurred are in connection with the defense or settlement of a claim resulting from a dispute between the General Partner and one of its respective Affiliates, officers, directors, agents, stockholders, members, employees or partners.
(d)    The right of any Indemnitee to the indemnification provided herein shall be cumulative of, and in addition to, any and all rights to which such Indemnitee may otherwise be entitled by contract or as a matter of law or equity and shall extend to such Indemnitee’s successors and assigns.
(e)    Any Person entitled to indemnification from the Partnership hereunder shall first seek recovery under any other indemnity or any insurance policies by which such Person is indemnified or covered, as the case may be, but only to the extent that the indemnitor with respect to such indemnity or the insurer with respect to such insurance policy provides (or acknowledges its obligation to provide) such indemnity or coverage on a timely basis, as the case may be, and, if such Person is other than the General Partner, such Person shall obtain the written consent of the General Partner prior to entering into any compromise or settlement which would result in an obligation of the Partnership to indemnify such Person. If liabilities arise out of the conduct of the affairs of the Partnership and any other Person for which the Person entitled to indemnification from the Partnership hereunder was then acting in a similar capacity, the amount of the indemnification provided by the Partnership shall be limited to the Partnership’s proportionate share thereof as determined in good faith by the General Partner in light of its fiduciary duties to the Partnership and the Limited Partners. The General Partner may cause the Partnership, at the Partnership’s expense, to purchase insurance to insure the Indemnitees against liability hereunder, including, without limitation, for a breach or an alleged breach of their responsibilities hereunder.
6.04. Limited Partners Shall Not Manage the Partnership. No Limited Partner, as such, either alone or acting with any other Limited Partners, shall (i)  take any part in the control of the business or affairs of the Partnership, (ii)  have any voice in the management or operation of any Partnership property or business, (iii)  have any approval, voting or consent rights except as otherwise expressly provided in this Agreement, (iv) have any right to remove the General Partner, except as otherwise expressly provided in this Agreement, (v) have the authority or power

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to act as agent for or on behalf of the Partnership or any other Partner, (vi)  perform any act which would be binding on the Partnership or any other Partner, or (vii)  incur any expenses on behalf of or with respect to the Partnership.
6.05. Certain Conflicts of Interest. Except as expressly restricted by this Agreement with respect to the General Partner and its Affiliates, Partners and their Affiliates may engage in and possess interests in other business ventures, including the ownership, operation, financing and management of other real estate assets, independently or with others (including activities which may compete with the Partnership and/or Partnership Affiliates), and such activity shall not breach any Partner’s fiduciary duty to the Partnership and the other Partners. Neither the Partnership nor any Partner shall by virtue of this Agreement have any right, title or interest in such ventures.
6.06. Expenses.
(a)    In addition to all other expenses contemplated to be paid by the Partnership hereunder, the Partnership shall pay all costs and expenses of the Partnership and/or the General Partner, including, without limitation, (i) fees and expenses incurred in connection with the organization of the Partnership, (ii) transfer and other taxes, duties and costs related to the acquisition, holding, disposing of or qualification for sale of the Investment, (iii) reasonable expenses for liability insurance, including directors and officers liability insurance, (iv) other legal, accounting, auditing, appraisal, administrative and accounting expenses, fees for outside services, custodial fees, (v) reasonable insurance and litigation expenses, (vi) expenses incurred in connection with annual or special meetings of the Partnership and periodic reports to the Partners and (vii) taxes and other governmental fees and charges payable by the Partnership. The Partnership shall not pay, and the General Partner shall be responsible for, (w) any placement agent fees payable to a placement agent retained by the General Partner in connection with the admission of any Limited Partner; (x) the compensation of any employees of the Partnership, the General Partner or their Affiliates who render services to the Partnership or the General Partner; provided that the General Partner or its Affiliates can charge the Partnership market rates for professional services (such as legal (including without limitation in connection with leasing services), accounting, tax preparation, architectural/engineering and other services) rendered by any employees of the Partnership, the General Partner or their Affiliates that would otherwise be charged to the Partnership by unaffiliated third party providers and (y) any overhead costs of the General Partner. Nothing in this Section 6.06(a) shall limit any transaction permitted under Section 6.01(c).
(b)    Neither the General Partner nor any Affiliate thereof is entitled to any acquisition, financing or disposition fee from the Partnership.
6.07. Code Elections. The General Partner may, in its sole discretion, make (and if made, may revoke) such elections under the Code or any successor thereto and under any state or local tax law which the General Partner shall determine to be in the best interests of the Partnership and its Partners. Notwithstanding anything herein to the contrary, neither the Partnership nor the General Partner shall make an election (i.e., check-the-box) under Section 301.7701-3 of the Regulations for the Partnership to be classified for U.S. federal income tax purposes as an association taxable as a corporation and so long as the Partnership has a single Limited Partner, it is intended that the Partnership be treated as a disregarded entity (and not as a partnership) for U.S. federal income tax purposes.

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ARTICLE VII

MEETINGS
7.01. Meetings. An annual meeting of the Partners shall be held at such time and place as the General Partner shall determine and the General Partner may determine to hold any such meetings telephonically. Other meetings of the Partners may be called for any purpose or purposes at any time by the General Partner.
ARTICLE VIII

BOOKS, RECORDS AND BANK ACCOUNTS
8.01. Fiscal Year. The fiscal year of the Partnership (the “Fiscal Year”) shall end on December 31 of each year unless otherwise required under the Code.
8.02. Accounting Basis; Records of Partnership Transactions. During the term of the Partnership and for a period of not less than six years after the end of the Partnership term, the General Partner shall cause the Partnership to maintain true and correct books and records of the Partnership, including financial and accounting records, tax-related records and audited financial statements, on the accrual basis, showing all costs, expenditures, receipts, assets, liabilities, profits and losses and all other records necessary to reporting the Partnership’s business and affairs and sufficient to record the allocation of profits, losses, and distributions as provided for herein. The cost of maintaining the Partnership’s books and records shall be an expense of the Partnership.
8.03. Partnership Records.
(a)    The Partnership will maintain at its principal place of business, or at some other location chosen by the General Partner, the following records (“Records”), and the General Partner shall use its commercially reasonable efforts to maintain such records in compliance with the Investment Advisers Act of 1940 and all other applicable law:
(i)    current list of the full name and last known mailing address of each Partner set forth in alphabetical order together with the commitments and contributions and the share of profits and losses of each Partner or information from which such contribution and/or share can be readily derived;
(ii)    a copy of the Certificate of Limited Partnership and all amendments thereto or restatements thereof, together with executed copies of any powers of attorney pursuant to which any certificate or amendment has been executed;
(iii)    a copy of this Agreement, any amendments thereto and any restatements thereof; and
(iv)    a copy of the Partnership’s federal, state and local income tax or information returns and reports, if any, for the three most recent fiscal years.
(b)    Each Partner and his designated representatives shall be permitted access to the Records of the Partnership at the principal office of the Partnership during reasonable

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business hours upon five (5) days’ prior written notice and shall have the right to make copies thereof at their own expense.
8.04. Preparation of Tax Returns; Tax Audits. The General Partner shall furnish to each Partner (and former Partner) IRS Schedule K-1 (or so long as the Partnership is treated as a disregarded entity for U.S. federal income tax purposes, similar information as would be reported on IRS Schedule K-1) for each taxable year of the Partnership as soon as reasonably practicable after the end of such taxable year of the Partnership. The General Partner shall have exclusive authority in connection with the preparation of the Partnership tax returns and in selecting an accounting firm in connection with the preparation of such returns; provided that for accounting and auditing purposes such firm shall be a nationally recognized accounting firm, and for tax purposes such firm shall be a nationally recognized firm~~.~~ The cost of the preparation of all such reports shall be an expense of the Partnership.
8.05. Annual/Quarterly Reports. Within one hundred twenty (120) days after the end of each Fiscal Year, the General Partner shall cause to be prepared and sent to the Partners unaudited financial statements of the Partnership for the Fiscal Year then ended prepared in accordance with the accounting principles generally accepted in the United States of America (“GAAP”), consistently applied, including: (i) a balance sheet of the Partnership; (ii) a statement of the Profits and Losses; (iii) a statement of changes in each Partner’s Capital Account; and (iv) a statement of cash flows. Unless the General Partner causes, at the cost of the Partnership, audited financial statements of the Partnership to be prepared and delivered to each Partner with respect to a particular Fiscal Year, at any time following such Fiscal Year, each Partner shall have the right to request by written notice to the General Partner audited financial statements of the Partnership for such Fiscal Year then ended to be prepared in accordance with GAAP and delivered to such partner at the sole expense of the requesting Partner. The General Partner shall provide each Partner, within one hundred and twenty (120) days after the end of such Fiscal Year, a copy of the audited, consolidated financial statements with respect to the Property which are delivered to the senior mortgage lender with respect to the Property. Within forty five (45) days after the end of each fiscal quarter the General Partner shall prepare and send to the Partners a quarterly status report, including unaudited financial statements of the Partnership for the prior fiscal quarter, and a narrative description of the activities of, and material developments affecting, the Partnership and the Investment relating to such quarter. Each Partner shall have the right to obtain other information reasonably requested from the General Partner and at such requesting Partner’s expense. The General Partner hereby agrees to include disclosure in the financial statements describing all material transactions entered into by the Partnership with the General Partner, the Principals, or their respective Affiliates, immediate family members, family trusts or estate planning vehicles. To the extent any Principal or Affiliate of the Partnership grants any personal guarantee, the General Partner shall use reasonable best efforts to ensure that such personal guarantee is referenced in the footnotes to the quarterly financial statements of the Partnership.
8.06. Bank Accounts; Temporary Investments. All receipts, funds and income of the Partnership shall be deposited in the name of the Partnership in such bank account or accounts of a commercial bank, savings and loan association or other financial institution as the General Partner from time to time shall determine. Withdrawals from said banks shall be made on the signature of such Persons designated by the General Partner, and there shall be no commingling of the moneys and funds of the Partnership with moneys and funds of any other entity or Person. Notwithstanding the foregoing, the General Partner on behalf of the Partnership shall be authorized to invest Partnership funds temporarily not needed for Partnership purposes in United States

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Treasury obligations, money market funds, certificates of deposit, bankers’ acceptances, or any other similar money market instruments or funds and such other similar money market instruments or funds and such other short term investments and highly rated preferred instruments as the General Partners shall select.
8.07. Tax Matters Partner; Partnership Representative; Tax Audits.
(a)    The General Partner shall at all times constitute, and have full powers and responsibilities as, the “tax matters partner” of the Partnership for purposes of Section 6231(a)(7) of the Code so long as such designation is applicable and shall thereafter be designated as “partnership representative” of the Partnership for purposes of Section 6223(a) of the Code as amended by Section 1101 of the Budget Act. The General Partner is specifically directed and authorized to take whatever steps the General Partner deems necessary or desirable to perfect any such designation, including filing any forms or documents with the Internal Revenue Service and taking such other action as may from time to time be required under Regulations and, upon request of the General Partner, the Limited Partners shall execute any forms or statements required in connection therewith.
(b)    In the event the Partnership or a Partnership Affiliate shall be the subject of an income tax audit by any U.S. federal, state or local authority, to the extent the Partnership or such Partnership Affiliate is treated as an entity for purposes of such audit, including administrative settlement and judicial review, the General Partner shall be authorized to act for, and their decision shall be final and binding upon, the Partnership and each Partner thereof. If the Partnership receives a notice of final partnership adjustment from the Internal Revenue Service, the General Partner (in its capacity as “tax matters partner” or “partnership representative”, as applicable) may, as determined in its good faith discretion and with respect to any applicable year, (i) elect to apply the provisions of Section 1101 of the Budget Act with respect to any imputed underpayment arising from such adjustment and/or (ii) cause the Partnership to (x) elect the application of Section 6226 of the Code, as amended by Section 1101 of the Budget Act, with respect to any imputed underpayment arising from such adjustment, and (y) furnish to each Partner, and former Partner (as applicable), a statement of such Partner’s share (based on the year to which such adjustment relates) of any adjustment to income, gain, loss, deduction or credit (as determined in the notice of final partnership adjustment). All expenses incurred in connection with any such audit, investigation, settlement or review shall be borne by the Partnership or the Partnership Affiliate, as appropriate. Each Limited Partner agrees that such Limited Partner will not treat any Partnership item inconsistently on such Limited Partner’s individual income tax return with the treatment of the item on the Partnership’s tax return and that such Limited Partner will not independently act with respect to tax audits or tax litigation affecting the Partnership, unless previously authorized to do so in writing by the General Partner, which authorization may be withheld in the sole discretion of the General Partner.
8.08. Filings and Reports. Each Partner agrees to cooperate with the other Partners and the Partnership in the filing of any disclosure, schedule, report, certificate or other instrument required to be filed by or on behalf of the Partnership, or any partnership, corporation or joint venture through which the Partnership carries out its purposes, under the laws of the United States, any state or political subdivision thereof or any foreign nation or political subdivision thereof. In connection therewith, each Partner agrees to provide the General Partner and/or the Partnership with all information required to complete such filings.

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8.09. Other Information. From time to time, upon the request of the General Partner, each Limited Partner shall provide such information as is necessary or desirable in order for the General Partner to determine whether any subsidiary entity (the “Subsidiary”) is a “domestically controlled qualified investment entity” within the meaning of Section 897(h)(4)(B) of the Code including a representation, made to the best of the Limited Partner’s knowledge, regarding the percentage of the Limited Partner’s indirect interest in the Subsidiary that would be treated as held by “foreign persons” for purposes of determining the Subsidiary’s “foreign ownership percentage” within the meaning of Section 897(h)(4)(C) of the Code.
ARTICLE IX

ASSIGNABILITY OF PARTNERSHIP INTERESTS; SALE OF THE INVESTMENT
9.01. Restrictions on Transfer or Assignment of Partnership Interests.
(a)    Except as otherwise provided in subsection (c) below, no Partner may sell, transfer, assign, pledge, hypothecate or otherwise dispose of (collectively “Transfers”) all or any part of its Partnership Interest (whether voluntarily, involuntarily or by operation of law and including through any financial instrument or contract the value of which is determined in whole or in part by reference to the Partnership (including the amount of Partnership distributions, the value of Partnership assets or the results of Partnership operations)) unless all of the following conditions shall have been satisfied:
(i)    the General Partner consents in writing to such Transfer, which consent shall not be unreasonably withheld, conditioned or delayed by the General Partner;
(ii)    any Partner that plans to Transfer its Partnership Interest must, prior to such Transfer, deliver to the General Partner, if so requested, an opinion of counsel or certificate (which counsel and opinion or certificate shall be reasonably acceptable to the General Partner), that the Transfer (i) will not cause the Partnership to terminate for federal income tax purposes; (ii) will not cause the Partnership to be treated as a “publicly traded partnership” within the meaning of Section 7704 of the Code; (iii) will not violate the registration requirements of the United States Securities Act of 1933, as amended from time to time, the United States Securities Exchange Act of 1934, as amended from time to time, or of any applicable state securities laws, rules or regulations; and (iv) will not require the Partnership to register as an investment company under the United States Investment Company Act of 1940, as amended from time to time (the “Company Act”);
(iii)    the instrument conveying such Partnership Interest is in form and substance satisfactory in all respects to the General Partner and is delivered to and accepted by such General Partner for recordation on the books of the Partnership;
(iv)    with respect to Transfers by the Limited Partners, such Transfer shall first be subject to the right of first offer in favor of the General Partner or its designee, which right of first offer is more particularly described on Annex B attached hereto; and

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(v)    such Transfer shall not be in violation of, or result in any default under, any agreement or other document affecting the Investments, and any Transfer that is in such violation shall be void ab initio.
Notwithstanding the foregoing and subject to Section 5.05(b), unless a transferee is admitted as a substitute Partner to the Partnership in accordance with the provisions of subsection (b) set forth below, the transferor shall not be relieved of any liability hereunder, and the transferee shall not be entitled to any of the rights granted to a Partner hereunder, other than the right to receive all or part of the share of the income, gain, losses or cash distributions to which his transferor would otherwise be entitled.
(b)    A transferee of the Partnership Interest of a Partner, or any portion thereof, shall become a substitute Partner entitled to all the rights, and subject to all of the obligations and restrictions, of the Partner (subject to Section 5.05(b)) if, and only if:
(i)    the transferor gives the transferee such right;
(ii)    the General Partner, in its sole and absolute discretion, consents to such substitution, which consent shall not be unreasonably withheld, conditioned or delayed by the General Partner;
(iii)    the transferee is a “qualified purchaser” as defined in Section 2(a)(51) of the Company Act, and the rules and regulations promulgated thereunder, unless the General Partner, in its sole and absolute discretion, consents to the substitution of such transferee that is not a “qualified purchaser”;
(iv)    the transferee is an “accredited investor” as defined in Regulation D promulgated under the Securities Act, unless the General Partner, in its sole and absolute discretion, consents to the substitution of such transferee that is not an “accredited investor”;
(v)    the transferee pays to the Partnership all costs and expenses incurred in connection with such substitution; and
(vi)    the transferee executes and delivers such instruments, including without limitation a subscription agreement, in form and substance satisfactory to the General Partner, as it may deem necessary or desirable to effect such substitution and to confirm the agreement of the transferee to be bound by all of the terms and provisions of this Agreement, and the restrictions against transfer set forth in this Article IX.
(c)    Notwithstanding the provisions of this Section 9.01, without the consent of a Majority in Interest of the Limited Partners (not Affiliated with RXR), the General Partner may not Transfer all or any part of its Partnership Interest.
(d)    Upon the Transfer of all or less than all of a Partnership Interest by any Partner as provided in this Section 9.01, the income, loss, gain, deduction and credit attributable to the interest so transferred shall be allocated between the transferor and transferee based upon the number of days during the applicable taxable year of the Partnership that the interest so transferred was held by each of them, without regard to the results of Partnership activities during the period in which each was the holder or such other method permitted under Section 706 of the

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Code and selected by the General Partner. The Partnership and the General Partner shall be entitled to treat the record owner of any Partnership Interest as the absolute owner thereof, and shall incur no liability for distributions of cash or other property or allocations of income, gain, loss, deduction or credit made in good faith to such owner until such time as a written assignment of such Partnership Interest has been received and accepted by the General Partner and recorded on the books of the Partnership. Any Transfer of a Partnership Interest or an indirect Interest in contravention of any of the provisions of this Article IX or any provision of any contract or agreement to which the Partnership is a party shall be void and ineffective and shall not be binding upon or recognized by the Partnership.
(e)    Notwithstanding anything in this Agreement to the contrary, in no event shall the Partnership have more than 100 partners for purposes of the “publicly-traded partnership” regulations under Treasury Regulation Section 1.7704-1(h) and any Transfer in violation of this Section 9.01(e) shall be void ab initio.
9.02. Events of Withdrawal of a Partner. In the Event of Withdrawal of any Partner (the “Withdrawing Partner”), subject to Section 10.01, the legal representative of the Withdrawing Partner shall have such power as the Withdrawing Partner possessed to constitute a successor as an assignee of his Partnership Interest and to join with such assignee in making application to substitute such assignee as a Partner. Such legal representative shall succeed to the rights of the Withdrawing Partner to receive distributions from the Partnership and allocations of income, gain, loss, deduction and credit; provided, however, that such legal representative shall not have the right to become a substitute Partner in the place of the Withdrawing Partner unless the conditions of Section 9.01(b) hereof are first satisfied.
9.03. Sale of the Investment. In the event that the VAF III Partnerships elect to sell, transfer or otherwise convey all or any portion of their interests in the Investment, the Partnership (i) in the event all of the VAF III Partnerships elect to sell, transfer or otherwise convey their entire combined interest in the Investment to any Person, shall also be required to sell, transfer or otherwise convey its entire interest in the Investment to such Person or (ii) in the event that the VAF III Partnerships elect to sell, transfer or otherwise convey less than all of its interest in the Investment to another Person, the Partnership shall be required to sell, transfer or otherwise convey its pro rata portion of its interest in the Investment to such Person.
ARTICLE X

DISSOLUTION AND TERMINATION
10.01. Events of Dissolution.
(a)    The Partnership shall be dissolved upon the earliest to occur of the following (each an “Event of Dissolution”):
(i)    the sale by the Partnership of all or substantially all of its assets (unless the General Partner shall elect to continue the existence of the Partnership);
(ii)    an Event of Withdrawal shall occur with respect to the General Partner; or
(iii)    upon the election of all Partners.

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Upon the occurrence of an Event of Dissolution specified in Section 10.01(a)(iii), then, to the extent permissible under applicable federal and state tax law, the vote of a Majority in Interest of the Limited Partners (not Affiliated with RXR), taken within ninety (90) days after the occurrence of such event is sufficient to continue the life of the Partnership. In the event that a Majority in Interest of the Limited Partners not Affiliated with the General Partner, so elect to continue the Partnership, the business of the Partnership shall be continued in a reconstituted form as a successor limited partnership if necessary with a substitute general partner chosen by a Majority in Interest of the Limited Partners remaining, upon the terms of this Agreement, and the interest of the Withdrawing Partner shall be governed by Section 9.02.
(b)    Following the dissolution of the Partnership, the General Partner shall liquidate the assets of the Partnership as promptly as shall be practicable, but in an orderly and commercially reasonable manner. The proceeds of such liquidation shall be applied in the following order of priority:
(i)    first, to the payment of debts and liabilities of the Partnership and the costs and expenses of the dissolution and liquidation;
(ii)    then, to the establishment of any reserves that the General Partner may deem reasonably necessary to satisfy any contingent liabilities of the Partnership; and
(iii)    then, to the Partners in accordance with Section 5.01.
10.02. Additional Give Back Obligations
(a)    Notwithstanding anything else contained in this Agreement, if an indemnity obligation or other liability arises (such as an indemnity obligation arising after realization of the Investment, the proceeds of which have already been distributed) and the amount of the Reserves, if any, with respect to such obligation or liability is less than the amount of such obligation or liability (a “Continuing Liability”), the General Partner may require the Partners to make a contribution to the Partnership at any time or from time to time, whether before or after the dissolution and termination of the Partnership pursuant to this Article X or, subject to Section 9.02, before or after such Partner’s withdrawal from the Partnership, of all or any portion of the amount of the distributions previously made by the Partnership to such Partner; provided that:
(i)    no Partner shall be required to contribute any amount that was distributed to such Partner more than two (2) years prior to such time (except that, if at the end of such two (2) year period the General Partner reasonably believes that a Continuing Liability exists or may arise that may require the return of such distributions in the following year, the General Partner may so notify the Partners at such time and the obligation of the Partners to contribute pursuant to this Section 10.02 in respect of any Continuing Liability referred to in the notice shall survive beyond such two (2) year period until the earlier of satisfaction of such obligation and three (3) years after the date of the relevant distribution);
(ii)    no Partner shall be required to contribute any amount which, together with all amounts previously contributed pursuant to this Section 10.02 would exceed the lesser of (x) the total amount of distributions previously received by such Partner (or the predecessor in interest to such Partner), and (y) twenty-five percent (25%) of the

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Capital Commitment of such Partner (or the predecessor in interest to such Partner) pursuant to this Agreement; and
(iii)    the Limited Partners will only be required to make a Capital Contribution pursuant to this Section 10.02 if the General Partner concurrently makes its share of such payment as determined pursuant to paragraph (b) of this Section 10.02.
(b)    If the Continuing Liability arises, then each Partner (including the General Partner) that has received distributions in connection with the Investment will make a Capital Contribution to the Partnership in such amounts as shall result in each Partner retaining cumulative distributions from the Partnership (net of any returns of distributions under this Section 10.02) equal to the cumulative amount that would have been distributed to such Partner had the amount of distributions been, at the time of such distribution, reduced by the amount of such Continuing Liability, as equitably determined by the General Partner; and thereafter, or in any other circumstances, the amount required to be contributed by each Partner under this Section 10.02 shall be in proportion to its Commitments; provided, however, that such amount shall not exceed the amount set forth in Section 10.02(a)(ii).
(c)    Upon any determination (at any time and from time to time) by the General Partner that a Continuing Liability will be or has been incurred for which a Capital Contribution will be required pursuant to this Section 10.02, the General Partner will promptly provide written notification thereof to each Partner. Such notification shall include a reasonable description of such Continuing Liability, the amount of the required contribution by each Partner and the date by which contribution or payment must be made (which date shall be at least 15 Business Days from and including the date of delivery of the notification). Prior to the contribution deadline, each Partner will deliver to the General Partner (or the Person or Persons specified by the General Partner) the amount of the required contribution, provided, however, that such amount shall not exceed the amount set forth in Section 10.02(a)(ii). If a Partner makes a Capital Contribution pursuant to this Section 10.02 with respect to a distribution previously received by the Partner (or predecessor to such Partner), (i) the distribution will be treated as if it had not been made, and (ii) the contribution will not be deemed a Capital Contribution for purposes of the calculation of such Partner’s unfunded Capital Commitment.
(d)    The provisions of this Section 10.02 shall be in addition to and not affect the obligations of the Limited Partners under Section 17-607 of the Act or any other provision of applicable law. Nothing in this Section 10.02 is intended to expand the rights of an Indemnitee to indemnification or contribution under this Agreement.

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ARTICLE XI

INTENTIONALLY OMITTED
ARTICLE XII

MISCELLANEOUS
12.01. Notices. Any and all notices or demands permitted or required to be made under this Agreement shall be in writing, signed by the Partner giving such notice or demand and shall be delivered (i) personally, (ii) by overnight courier, (iii) by registered or certified mail, return receipt requested, (iv) by facsimile transmission or (v) by electronic communication (i.e., email), to the Person required to receive such notice. Notices directed to a Partner shall be delivered to his address as set forth in the books and records of the Partnership, or at such other address as may be supplied by written notice given in conformity with the terms of this Section 12.01. All such notices or demands shall be deemed delivered, as applicable:
(a)    on the date of the personal delivery or receipt of the facsimile transmission;
(b)    on the date of the signed receipt for certified or registered mail;
(c)    on the next business day for overnight mail; or
(d)    in the case of electronic communication, at the time when it becomes capable of being retrieved by the addressee at an electronic address designated by the addressee. An electronic communication is presumed to be capable of being retrieved by the addressee when it reaches the addressee’s electronic address.
12.02. Successors and Assigns. Subject to the restrictions on Transfers set forth herein, each and every provision hereof shall be binding upon and shall inure to the benefit of the Partners, their respective successors, successors-in-title, heirs and assigns, and each and every successor-in-interest to any Partner, whether such successor acquires such interest by way of gift, purchase, foreclosure, or by any other method, shall hold such interest subject to all of the terms and provisions of this Agreement.
12.03. Power of Attorney.
(a)    Each Limited Partner irrevocably makes, constitutes and appoints the General Partner, as long as it is acting in such capacity, his true and lawful attorney in fact, in its name, place and stead and for its use and benefit, to make, execute, acknowledge, deliver, record and file:
(i)    any amendments to or restatements of this Agreement as may be required by applicable law or permitted pursuant to the terms of this Agreement;
(ii)    all papers which may be deemed necessary or desirable to effect the dissolution and termination of the Partnership;

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(iii)    any and all amendments to this Agreement necessary to admit additional or substitute Partners or to reflect adjustments in interests, provided such substitutions, additions or adjustments are in accordance with the terms of this Agreement;
(iv)    any amendments to or restatements of the Certificate of Limited Partnership, or any business certificate, fictitious name certificate, or other instrument or document of any kind, or any amendments thereto, necessary or desirable to accomplish the business, purposes and objectives of the Partnership or required by applicable Federal, state or local law; and
(v)    any other document or instrument which the General Partner deems necessary or desirable to carry out the purposes of the Partnership;
it being expressly intended by each of the Partners that the foregoing power of attorney is coupled with an interest and irrevocable.
(b)    The power of attorney set forth above shall survive any permitted Transfer by a Partner of all or part of his Partnership Interest.
(c)    The General Partner shall notify each Limited Partner without delay following the exercise of the power of attorney in its name pursuant to this Section 12.03 and shall provide a copy of any agreement, instrument or other document that is signed by the General Partner pursuant to the power of attorney. The power of attorney granted to the General Partner by each Limited Partner shall be automatically terminated and shall cease to have effect if the General Partner files a petition in bankruptcy, is dissolved or is no longer the General Partner of the Partnership, in each case upon the occurrence of any such event.
12.04. Amendments.
(a)    Subject to Section 12.04(b), amendments to this Agreement may be made by the General Partner with the consent of a Majority in Interest of the Limited Partners; provided that any amendment to, or which has the effect of amending, Section 1.03, Article IV, Article V or Section 6.06 shall be made by the General Partner with the consent of all the Limited Partners not Affiliated with RXR and any other Section that requires the consent of a specified percentage in Interest of the Limited Partners not Affiliated with RXR that is greater than 50% shall be made by the General Partner with the consent of such specified percentage in Interest of the Limited Partners not Affiliated with RXR.
(b)    Notwithstanding the provisions of Section 12.04(a) hereof, amendments may be made to this Agreement by the General Partner, without the consent or approval of the Limited Partners:
(i)    to add to the duties or obligations of the General Partner or surrender any right or power granted to the General Partner herein;
(ii)    to cure any ambiguity, to correct or supplement any provision herein which may be inconsistent with law or any other provision herein or to make any other provisions with respect to matters or questions arising under this Agreement which will not be inconsistent with law or the provisions of this Agreement;

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(iii)    to delete or add any provision of this Agreement required to be so deleted or added by any Investment lender, Federal agency or by a state “Blue Sky” commission or such similar agency, which addition or deletion is deemed by such Person to be for the benefit or protection of such Investment lender’s interest in a Investment loan, or of the Partners, as applicable;
(iv)    to accommodate investments in the Partnership by employee benefit plans and other tax-exempt entities through group trusts or other investment vehicles,
(v)    to effect changes to comply with any applicable law, including the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, and ERISA,
(vi)    to prevent the Partnership from being treated as a publicly traded partnership under Section 7704 of the Code,
(vii)    to accommodate the creation of special purpose investment vehicles and facilitate the status of any such special purpose investment vehicle as a “real estate investment trust” for U.S. federal income tax purposes;
(viii)    to amend the provisions of this Agreement relating to the allocations of Profits or Losses or items thereof (including, without limitation, non-taxable receipts or non-deductible expenditures) or credits among the Partners in a manner having the least possible effect on such provisions, if the Partnership is advised at any time by the Partnership’s independent certified public accountants or legal counsel that in their opinion such amendments are necessary to give such provisions a basis on which such allocations would be respected for Federal income tax purposes, or if necessary so as to cause the Capital Accounts of the Partners at the time of liquidation of the Partnership to be in proportion to the amounts which would be distributed if liquidating proceeds available to be distributed to Partners were distributed in accordance with Section 5.01 rather than Section 10.01 (any such amendment to be made by the General Partner in reliance upon the advice of the accountants or legal counsel described above shall be deemed to be made in compliance with the fiduciary obligation of the General Partner to the Partnership and the Partners, and no such amendment shall give rise to any claim or cause of action by any Partner); and
(ix)    to reflect the admission, withdrawal, or substitution of Partners.
(c)    The power of attorney granted pursuant to Section 12.03 may be used by the General Partner to execute on behalf of the Partners any document evidencing or effecting an amendment adopted in accordance with the terms of this Section 12.04.
12.05. No Waiver. The failure of the General Partner to insist upon strict performance of a covenant hereunder or of any obligation hereunder, irrespective of the length of time for which such failure continues, shall not be a waiver of the General Partner’s right to demand strict compliance in the future. No consent or waiver, express or implied, to or of any breach or default in the performance of any obligation hereunder, shall constitute a consent or waiver to or of any other breach or default in the performance of the same or any other obligation hereunder.

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12.06. Entire Agreement/Side Letters/Commercial Activity. This Agreement, together with the subscription agreement of each of the Limited Partners, constitutes the full and complete agreement of the parties hereto with respect to the subject matter hereof; provided that the General Partner shall have the right, on its own behalf or on behalf of the Partnership or its Affiliates, to enter into a side letter or similar agreement with a Limited Partner that has the effect of establishing rights under, or altering or supplementing the terms hereof, with respect to such Limited Partner or any subscription agreement. The parties agree that any terms contained in a side letter or similar agreement to or with a Limited Partner shall govern with respect to such Limited Partner notwithstanding the provisions of this Agreement or any subscription agreement. Without limiting the generality of the foregoing, the General Partner and its Affiliates may, in their sole discretion, agree to or impose fees or performance-based compensation on a Limited Partner that are different from those described herein, and may enter into other agreements with a Limited Partner that may affect the Limited Partner’s economic or legal rights and obligations with respect to the Limited Partner’s investment in the Partnership, each as may be agreed to with the Limited Partner, without notice to other Limited Partners. Each Partner hereby acknowledges that this Agreement constitutes “commercial activity” (as such term is defined in 28 U.S.C. § 1603(d) and used in 28 U.S.C. §1605(a)(2)) that will have a direct effect in the United States, and in no way shall such actions be construed as governmental or public acts.
12.07. Captions. Titles or captions of Sections contained in this Agreement are inserted only as a matter of convenience and for reference, and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof.
12.08. Counterparts. This Agreement may be executed in several counterparts, all of which together shall for all purposes constitute one Agreement, binding on all the Partners and the Partnership notwithstanding that all the Partners and the Partnership have not signed the same counterpart.
12.09. Interpretation.
(a)    The singular includes the plural and the plural includes the singular.
(b)    The word “or” is not exclusive and the word “including” is not limiting.
(c)    References to a law include any rule or regulation issued under the law and any amendment to the law, rule or regulation.
(d)    References to an Article, Section, Exhibit, Annex or Schedule mean an Article, Section, Exhibit, Annex or Schedule contained in or attached to this Agreement.
(e)    References to any decision-making authority of the General Partner in this Agreement (including the words “discretion”, “sole discretion” and “absolute discretion”) shall, unless expressly provided to the contrary, be deemed to authorize it to make such decisions in its sole and absolute discretion.
(f)    The words “affiliated” and “unaffiliated” have meaning consistent with the defined term “Affiliate.”

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(g)    The caption headings in this Agreement are for convenience and reference only and do not define, modify or describe the scope or intent of any of the terms of this Agreement.
(h)    This Agreement will be interpreted and enforced in accordance with its provisions and without the aid of any custom or rule of law requiring or suggesting construction against the party drafting or causing the drafting of the provisions in question.
12.10. Applicable Law. This Agreement and the rights and obligations of the parties hereunder shall be governed by and interpreted, construed and enforced in accordance with the internal laws of the State of Delaware.
12.11. No Third Party Rights. Nothing in this Agreement shall be deemed to create any right in any Person not a party hereto (other than the permitted successors and assigns of a party hereto) and this Agreement shall not be construed in any respect to be a contract in whole or in part for the benefit of any third party (except as aforesaid).
12.12. Confidentiality.
(a)    To the extent permitted by applicable law and unless otherwise approved in writing by the General Partner, each Limited Partner agrees to keep confidential, and not to make any use of (other than for purposes reasonably related to its Interests or for purposes of filing such Limited Partner’s tax returns or for other routine matters required by law) nor to disclose to any Person, any information or matter relating to the Partnership and its affairs and any information or matter related to any Investment (other than disclosure to such Limited Partner’s Affiliates and their respective owners, directors, officers, employees, agents, advisors or representatives (each such Person being hereinafter referred to as an “Authorized Representative”), except that a Person who is not subject to the direction or control of such Limited Partner shall not constitute an Authorized Representative unless such Person shall agree for the benefit of the Partnership and the General Partner to be bound by a confidentiality undertaking on substantially the same terms as set forth in this Section 12.12); provided that such Limited Partner and its Authorized Representatives may make such disclosure to the extent that (i) the information being disclosed is publicly known at the time of any proposed disclosure by such Limited Partner or Authorized Representative, (ii) the information subsequently becomes publicly known through no act or omission of such Limited Partner or Authorized Representative, (iii) the information otherwise is or becomes legally known to such Limited Partner other than through disclosure by the Partnership or the General Partner, (iv) such disclosure, in the opinion of legal counsel (which may be inside counsel) of such Limited Partner or Authorized Representative, is required by law, rule or regulation or (v) such disclosure is in connection with any litigation or other proceeding between any Limited Partner and the General Partner; provided further that each Limited Partner will be permitted, after notice to the General Partner, to correct any false or misleading information which may become public concerning such Limited Partner’s relationship to the Partnership, the General Partner or any Person in which the Partnership holds, or contemplates acquiring, any Investment. Prior to making any disclosure required by law, each Limited Partner shall notify the General Partner of such disclosure and advise the General Partner as to the opinion referred to above. Prior to any disclosure to any Authorized Representative, each Limited Partner shall advise such Authorized Representative of the obligations set forth in this Section 12.12(a), inform such Authorized Representative of the confidential nature of such information and direct such Authorized Representative to keep all such information in the strictest confidence and to use such information

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only for purposes relating to such Limited Partner’s Interests. Notwithstanding anything in the foregoing, if required by applicable law, rule or regulation, a Limited Partner may publicly disclose this Agreement and/or its subscription agreement.
(b)    Notwithstanding anything in the foregoing or anything else contained in this Agreement to the contrary, except as reasonably necessary to comply with applicable securities laws, each Partner (and any employee, representative or other agent thereof) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the offering and ownership of a Partnership Interest and any Partnership transaction and all materials of any kind (including opinions and other tax analyses) that are provided to such Partner relating to such tax treatment and tax structure. For this purpose, “tax structure” means any facts relevant to the U.S. federal or state income tax treatment of the offering and ownership of Partnership Interest and any Partnership transaction, and does not include information relating to the identity of the Partnership and its Affiliates.
12.13. Consent. Wherever in this Agreement the consent of the Limited Partners is required, unless specifically stated otherwise, such phrase shall mean the consent of a majority of the limited partnership interests held by all Limited Partners other than Limited Partners that are Affiliates of RXR.

[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, the parties hereto hereby execute this Agreement as of the date first written above.

GENERAL PARTNER:

RXR VAF III 1285 GP LP,
a Delaware limited partnership

By: RXR VAF III GP LLC,
its general partner

By:	/s/ Jason Barnett
	Name:	Jason Barnett
	Title:	Authorized Person

[Signature Page to LPA of RXR VAF III 1285 Co-Investor Parallel LP]

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LIMITED PARTNER:

1285 INVESTOR NT-NSR, LLC,
a Delaware limited liability company

By:	/s/ Ronald J. Lieberman
	Name:	Ronald J. Lieberman
	Title:	Executive Vice President, General Counsel & Secretary

[Signature Page to LPA of RXR VAF III 1285 Co-Investor Parallel LP]

11585382.7